EXCLUSIVE DISTRIBUTION AGREEMENT

This EXCLUSIVE DISTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of this 5th day of November, 2008, (the "Effective Date"), by and between INTERACTIVE NUTRITION INTERNATIONAL, INC., a Canadian corporation (the "Company"), and Sigurdur Arnason, Arnasons Nutrition AB and companies owned by Sigurdur Arnason ("Arnasons").

WHEREAS, the Company manufactures, markets and sells certain nutritional supplements;

WHEREAS, Arnasons has established distribution, marketing and sales networks for nutritional supplements in Europe; and

WHEREAS, subject to the terms, conditions and limitations set forth herein, the Company desires to appoint Arnasons as its exclusive distributor of the Company's nutritional supplements in Europe, and Arnasons desires to accept such appointment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

1. APPOINTMENT AS EXCLUSIVE DISTRIBUTOR

A. Subject to the provisions of Sections 2(A) and 4(C), commencing on the Effective Date, the Company hereby appoints Arnasons as its exclusive distributor and seller of the Products in the Territory during the Term (as defined in Section 4(A)), and Arnasons accepts such appointment. For purposes of this Agreement, (i) "Products" means all nutritional supplements and related products manufactured by or on behalf of the Company, including all subsequent modifications thereto and replacements thereof; and (ii) "Territory" means those countries set forth in **Exhibit "A"** attached hereto and incorporated herein.

B. In connection with such appointment, the Company hereby grants to Arnasons, and Arnasons accepts from the Company, a non-exclusive, royalty-free, right and license, during the Term, to indicate to the public that it is an authorized distributor of the Products and to advertise, only within the Territory, such Products under the trademarks and trade names that the Company may adopt from time to time (the "Company Trademarks"). Arnasons shall not alter or remove any the Company Trademarks applied to the Products by the Company. Nothing herein shall grant to Arnasons any right, title, or interest in the Company Trademarks, subject to the foregoing limited license. Upon termination of this Agreement, Arnasons shall cease using the Company Trademarks.

2. RIGHTS AND DUTIES OF THE PARTIES

A. The Company shall not directly or indirectly distribute, sell or offer to sell any of the Products in the Territory to any third party during the Term. Notwithstanding the foregoing, Arnasons acknowledges and agrees that the Company is currently under contract with distributors to distribute and sell the Products in the Territory (the "Existing Distributors"), which contracts will be terminated by the Company no later than November 30, 2008; therefore, in order to facilitate the orderly termination of such contracts, Arnasons further acknowledges and agrees that (i) from the Effective Date until November 30, 2008 (the "Transition Period"), the Company may continue to distribute the Products in the Territory through such Existing Distributors; and (ii) such Existing Distributors may distribute, market and sell any Products remaining in their respective inventories during the Term, until all such Products are sold. In the event that the Company receives requests for information relating to, or purchase orders for, Products from customers or potential customers within the Territory during the Term (including the Transition Period), the Company shall promptly forward such requests or orders to Arnasons.

B. Arnasons shall have the right to appoint sub-distributors of the Products within the Territory. Arnasons will ensure that all such sub-distributors enter into written agreements with Arnasons which (i) contain terms and limitations no less restrictive than those set forth herein with respect to Arnasons' rights and obligations as to the distribution of the Products and the use of the Company Trademarks; (ii) shall allow the Company to directly enforce such agreements in Arnasons' stead if Arnasons fails to do so within thirty (30) days after written notice to Arnasons of a breach of any such agreement by a sub-distributor; and (iii) shall terminate upon expiration or termination of this Agreement.

C. During the Term, Arnasons shall not directly or indirectly distribute, sell or offer to sell any of the Products outside of the Territory.

D. Arnasons agrees to use its best efforts to market, promote, and sell the Products in the Territory during the Term. Arnasons further agrees that it and its owners, partners, managers, directors, employees and agents will refrain from any act or omission which would tend to diminish or negatively impact the value or quality of their respective names and reputations and/or the name and reputation of the Company and the Products, or would otherwise tend to negatively impact the sale of the Products through in the Territory.

E. Arnasons shall be responsible for training all of its personnel who promote or sell the Products so that they are knowledgeable about the Products and can adequately represent the Products to the public. The Company shall reasonably cooperate in assisting with such training, at Arnasons' sole cost and expense.

F. Notwithstanding the appointment of any sub-distributors, Arnasons will be responsible at all times for (i) obtaining any necessary regulatory, governmental or other

approvals, consents, license or permits, and (ii) complying with all applicable laws, regulations, rules, orders, and decrees, in connection with the distribution of the Products in the Territory and the performance of its obligations hereunder. Arnasons acknowledges and agrees that the Products are being sold to it by the Company on an "as is" basis, without any warranty whatsoever, and all implied and express warranties (other than warranties of title) are hereby disclaimed by the Company, including but not limited to warranties of merchantability, fitness, and suitability of the Products for import or sale in any particular country or jurisdiction.

3. PRICES; QUARTERLY QUOTA

A. In consideration of the appointment described in Section 1, Arnasons agrees to purchase the following minimum quantities of Products from the Company per quarter for distribution in the Territory, as follows:

(i) for calendar year 2009, CDN $1.5 million per calendar quarter;
(ii) for calendar year 2010, CDN $1.875 million per calendar quarter;
(iii) for calendar year 2011, CDN $2.5 million per calendar quarter;
(iv) for calendar year 2012, CDN $3 million per calendar quarter; and
(v) for calendar year 2013, CDN $3.75 million per calendar quarter

(the applicable amount per calendar quarter described above being, for each such quarter, the "Quarterly Quota"). For purposes of calculation of the Quarterly Quotas, Products shipped to Arnasons by the Company during a particular calendar quarter shall be considered to have been purchased during such quarter, subject to receipt of payment in full for such Products. Arnasons shall provide to the Company a good faith forecast of its anticipated orders for a particular calendar quarter, in writing, at least sixty (60) days prior to the commencement of such quarter.

B. Notwithstanding the provisions of Section 3(A), the parties agree that Arnasons will order, and the Company will ship to Arnasons, at least CDN $500,000 worth of Products in December, 2008, for distribution in the Territory during the first calendar quarter of 2009. The amount of such order, when paid in full, shall count toward the satisfaction of the Quarterly Quota for the first quarter of 2009.

C. The prices at which the Products will be purchased by Arnasons shall be the then-current wholesale prices for such Products designated by the Company, which prices may be changed by the Company upon thirty (30) days prior written notice, in its sole discretion. Arnasons shall be responsible for payment of all applicable sales, use or similar taxes related to the purchase of the Products, and all freight charges related to shipment of the products to the European port of entry. All payments shall be made in Canadian dollars by wire transfer of immediately available funds to the account designated by the Company in writing. For each order of Products, Arnasons agrees to pay thirty three percent (33%) of the purchase price upon placement of the order, with the balance due 5 business days after the Products clear customs at the European port of entry. If a shipment of Products is not claimed within fifteen (15) days after arrival at the

applicable European port of entry, such shipment will be returned to the Company with return shipping, a fifteen percent (15%) handling fee, port costs and all other costs and expenses related to such return shipment charged to Arnasons. All product payments are required to be paid into a lockbox bank account controlled by the company, both from Arnasons as well their export customers of Arnasons outside Sweden. This account is held by the company under of the name of Arnasons and secures payment of all account. If payments exceed amounts owed by Arnasons the company shall remit the excess to Arnasons once per month.

4. TERM, TERMINATION AND DEFAULT

A. Subject to termination of this Agreement pursuant to Sections 4(B) or 4(C), the term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2013 (the "Term"). Notwithstanding the foregoing, the parties may, on mutual written agreement, extend the Term for an additional five (5) year period, subject to market conditions.

B. In the event that a party (the "Defaulting Party") breaches the terms of this Agreement or otherwise fails to perform any obligation hereunder (other than with respect to those breaches or failures by Arnasons governed by Section 4(C) below), or files a voluntary petition in bankruptcy court, makes an assignment for benefit of creditors, is voluntarily or involuntarily adjudicated as bankrupt, has a receiver appointed for its business, or becomes insolvent, the other party (the "Terminating Party") may terminate this Agreement immediately upon written notice to the Defaulting Party, provided that the Terminating Party has previously provided written notice of such breach or failure to the Defaulting Party and such Defaulting Party has failed to cure such breach or remedy such failure within thirty (30) days after receipt of such notice. However, no cure period shall be provided with respect to (a) a party's default in payment of any sums due hereunder, or (b) the breach by Arnasons of the provisions of Sections 2(C), 2(D), 2(F), 5 or 6.

C. Notwithstanding the provisions of Section 4(B) above, in the event that Arnasons fails to (i) claim a shipment of Products within fifteen (15) days after clearing of such shipment at the applicable European port of entry; (ii) purchase at least CDN $6 million of Products from the Company by December 31, 2009; or (iii) satisfy the Quarterly Quotas (a) for any two (2) consecutive through the Term, the Company may at any time thereafter modify this Agreement, upon written notice to Arnasons, such that the rights granted to Arnasons to distribute and sell the Products in the Territory during the Term shall become non-exclusive, and the Company may thereafter directly or indirectly distribute, sell or offer to sell any of the Products in the Territory to any third party during the Term. In the event this Agreement is modified pursuant to this Section 4(C), the Quarterly Quotas will no longer apply. All other terms of the Agreement will remain in full force and effect. In the event that this Agreement is modified pursuant to this Section 4(C), the Company may terminate this Agreement, without cause nor penalty, in the event that (y) Arnasons subsequently fails to claim a shipment of Products within fifteen (15) days after clearing of such shipment at the applicable European port of entry, which

termination shall be effective upon written notice to Arnasons; or (z) the Company, it its sole discretion, subsequently appoints a third party to be its exclusive distributor of the products in the Territory, in which case such termination shall be effective ninety (90) days after Arnasons receives written notice thereof.

D. Upon termination or expiration of this Agreement, Arnasons shall immediately cease all efforts to promote, market or sell the Products, and shall remove all references to the Products from its marketing and promotional materials.

5. INDEMNIFICATION

A. The Company shall indemnify and hold harmless Arnasons and its affiliated companies, and their respective officers, directors, employees, agents, sub-distributors and customers (collectively, the "Arnasons Indemnitees"), from and against all costs, expenses, claims, demands, causes of action, damages and judgments, including without limitation reasonable attorney's fees and costs whether or not suit is actually commenced, which might be imposed upon or brought against an Arnasons Indemnitee arising in connection with (i) the distribution, promotion, marketing, sale or offering for sale of the Products in breach of the exclusivity provisions of this Agreement (subject to the provisions of Section 4(C)); (ii) any product liability for personal injuries or death and/or property damages, or (iii) any infringement of any third party's intellectual property rights. Excluded from this provision are any costs, expenses, claims, demands, causes of action, damages and judgments which arise in connection with (x) any warranty, express or implied, that is made by Arnasons and which is different from or in addition to those made in writing by the Company which accompany the Products; (y) personal injury, property damage, or death arising out of any physical or chemical change in the form of the Product made by Arnasons or third parties, or (z) Products which after distribution or sale by the Company to Arnasons have been labeled or relabeled in manner not authorized by the Company.

B. Arnasons shall indemnify and hold the Company and its affiliated companies, and their respective officers, directors, employees, agents, distributors and customers (collectively, the "Company Indemnitees") harmless from all costs, expenses, claims, demands, causes of action, damages and judgments, including without limitation reasonable attorney's fees and costs whether or not suit is actually commenced, which might be imposed upon or brought against a Company Indemnitee arising in connection with (i) liability of Arnasons as an employer for claims by Arnasons' employees or agents; (ii) any claim by a sub-distributor of Arnasons; (iii) the occurrence of any of the events described in Section 5(A)(x), (y); or (iv) any breach by Arnasons of, or failure by Arnasons to comply with, any of the terms and conditions of this Agreement.

C. No indemnity obligation shall be owed by a party unless (i) the party seeking indemnification gives the indemnifying party prompt written notice of any claim for which it seeks indemnification (unless the failure to do so does not materially interfere with the indemnifying party's ability to satisfy its indemnity obligations hereunder), and (ii) the party seeking indemnification reasonably cooperates with the

indemnifying party in the defense of the claim. The indemnifying party shall have the sole right to manage the defense of any such claim in the manner it deems advisable, including utilizing counsel of its choice, but the indemnified party may engage its own counsel in connection therewith at its sole cost and expense. The indemnifying party shall not have the right to settle any such claim in whole or part without the prior written consent of the other party, which shall not be unreasonably delayed, denied, conditioned or withheld.

D. EXCEPT WITH RESPECT TO A CLAIM FOR WHICH A PARTY HAS AN INDEMNITY OBLIGATION PURSUANT TO THIS SECTION, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS), SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH PRODUCTS OR THIS AGREEMENT, EVEN IF NOTICE WAS GIVEN OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF SUCH DAMAGES WERE REASONABLY FORESEEABLE.

E. The provisions of this Section shall survive the termination or expiration of this Agreement.

6. CONFIDENTIALITY OF INFORMATION

A. The parties acknowledge that they may disclose to each other certain confidential and proprietary information ("Confidential Information") in connection with their respective obligations under this Agreement. The parties agree that such Confidential Information shall only be used by the recipient thereof in furtherance of the purposes of this Agreement as described herein, and shall not be disclosed to any third party, except to the recipient's employees on a "need to know" basis. For purposes of this Section, "Confidential Information" shall include but not be limited to any and all information (whether transmitted in electronic, digital, analog, magnetic, video, audio or any other tangible or intangible medium, or obtained by observation) which after the Effective Date is provided or made available to the recipient, including, without limitation, any information relating in any way to the past, present and future: (a) products (including the Products), inventories, discoveries, patents, patent applications, designs, drawings, computer software (including both source and object code), flow charts, schematics, technical specifications, processes, know-how, copyrights, trademarks, service marks, domain names, formulae, trade secrets, and all other information regarding the business of the discloser generally; (b) the marketing methods, names of vendors, names of customers, costs of materials, prices of products or services, lists or records, profits and losses and all other financial information of the discloser; (c) all other information of the discloser which is identified in writing as confidential; and (d) copies (whether written, photographic, electronic, digital, magnetic, audio, video or other media and whether permanent or temporary) of any of the foregoing. "Confidential Information" shall not include information which: (i) is or becomes generally available to the public other than as a result of a direct or indirect disclosure by the recipient; (ii) was in the recipient's possession prior to the Effective Date, as evidenced by reliable evidence, and concerning which the recipient was free of any obligation to keep such

information confidential; (iii) becomes available to the recipient from a source other than the discloser or its officers, directors, employees or agents, provided that such source is not under an obligation of confidence with respect to such information; (iv) is independently developed or acquired by the recipient without reference to the Confidential Information; or (v) the recipient is compelled to disclose by lawful process.

B. The provisions of this Section shall survive the termination or expiration of this Agreement.

7. FORCE MAJEURE

Neither party shall be liable for default in the performance of discharge of any duty or obligation under this Agreement, when caused by the acts of God, civil or military authority, public enemy, fire, floods, winds, storms, labor disorders, strikes, work stoppages or other labor trouble, disturbance or interference, riots, civil commotion, terrorist acts or threats, closing the public highways, governmental interference or regulations and other contingencies, similar to the foregoing, beyond the reasonable control of the affected party. In the event such force majeure condition persists for more than ninety (90) consecutive days, the other party may terminate this Agreement without penalty, on written notice to the affected party.

8. EFFECT OF WAIVER

The failure of either party to enforce any of the rights given to it under this Agreement shall not be construed as a waiver of the right of such party to exercise any such right as to any subsequent violations of this Agreement.

9. SEVERABILITY

If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect.

10. NOTICES

Any written notices issued by one party to another party pursuant to this Agreement shall be sent by (a) courier, or (b) certified mail (return receipt requested), to the other party at its address listed below. Notices shall be deemed to have been given when delivered to such party at its address set forth below. Notwithstanding any provision to the contrary herein, any party may change its address for notice by written notice to the other party.

Interactive Nutrition International, Inc.	Sigurdur Arnason
2487 Kaldar Avenue	Palmgatan 7C
360 E Ottawa, ON Canada K1V8B9	21434 Malmo, Sweden

With copy to:

Boyar & Miller, P.C.
ATTN: Gary W. Miller, Esq.
4265 San Felipe Street, Suite 1200
Houston, Texas 77027
Telephone No.: (713) 850-7766
Fax No.: (713) 552-1758

11. ASSIGNMENT

This Agreement and the obligations of the parties descried herein are non-transferable except with the prior written approval of the other party, except that the Company may, with written notice to Arnasons, assign this Agreement and its obligations hereunder to an entity which is a parent, subsidiary, or affiliate of the Company, or to an entity which acquires all or substantially all of the assets, or a controlling interest, of the Company. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

12. RELATIONSHIP OF THE PARTIES

Each party agrees that in performing its duties hereunder, it is conducting business as an independent contractor. No provision of this Agreement is intended, nor shall it be construed, to create a partnership, joint venture, or like relationship between the parties. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party in connection with any contract, agreement, or undertaking with any third party. All costs, including salaries, commissions, bonuses, contributions to social security or other welfare system payments, benefits, severance pay and other expenses incurred by Arnasons in connection with its performance of this Agreement shall be borne solely by Arnasons.

13. DISPUTES

A. Both parties acknowledge that money damages alone are not an adequate remedy for any breach by the other of any provision of this Agreement. Therefore, in the event of a breach or threatened breach of any provision of this Agreement by either party, both parties agree and consent that the other, in addition to all other remedies, shall have the right to immediately seek injunctive relief prohibiting the breach or compelling specific performance without the need to post any bond or for any other undertaking, including without limitation proving the inadequacy of monetary damages.

B. In the event of any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the other party reasonable expenses, attorney's fees, and costs.

14. GOVERNING LAW

This Agreement shall be interpreted, construed and enforced in accordance with the laws of Ontario, Canada, excluding its conflicts of laws provisions. This Agreement shall not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is expressly excluded.

15. ENTIRE AGREEMENT

This Agreement and all exhibits thereto constitute the entire agreement between the parties hereto with respect to the matters contemplated hereunder. Except as set forth in Section 4(C), any change, addition, deletion or other modification shall be null and void unless in writing and signed by both parties. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, but all of which together will be one and the same instrument.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

INTERACTIVE NUTRITION INTERNATIONAL, INC.

By: ______________________
Name: Byron Caron
Title: Chief Accounting Officer
Date: Nov. 5/2008

Sigurdur Arnason Icelandic citizen ID number: 171277-4859 Passport number: A1233765. Signing as individual as well as on behalf of his company Arnasons Nutrition AB.

By: ______________________
Name: Sigurdur Arnason
Date: Nov 5 2008

GBOURGEOIS\003473\00002\317113.5

Signature Page
To
Exclusive Distribution Agreement
(Interactive Nutrition International, Inc. and Arnasons Nutrition AB)

EXHIBIT "A"
TERRITORY

COUNTRIES OF EUROPE :-

ALBANIA GREECE RUSSIA ANDORRA HUNGARY ROMANIA AUSTRIA ICELAND SAN MARINO BELGIUM IRELAND SCOTLAND BOSNIA & HERZEGOVINA ITALY SERBIA BELARUS LATVIA SLOVAKIA BULGARIA LIECHTENSTEIN SLOVENIA CZECH REPUBLIC LUXEMBURG TURKEY CROATIA LITHUANIA SWEDEN CYPRUS MALTA SWITZERLAND DENMARK MONACO SPAIN ESTONIA MOLDOVA UKRAINE FINLAND NETHERLANDS UNITED KINGDOM FRANCE NORWAY REPUBLIC OF MACEDONIA GERMANY POLAND MONTENEGRO